Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated September 16, 2016 relating to the financial statements and financial highlights which appears in the July 31, 2016 Annual Reports to Shareholders of John Hancock Funds (See Schedule of Funds), each a series of John Hancock Funds II, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

February 10, 2017

SCHEDULE OF FUNDS

Fund Name
John Hancock Funds II Technical Opportunities Fund